The J. M. Smucker Company Announces Plans to
                  Acquire One Million Shares Under Rule 10b5-1

ORRVILLE, Ohio, February 20, 2008 -- The J. M. Smucker Company (NYSE: SJM) today announced that it has entered into a Rule 10b5-1 trading plan with a broker to facilitate the repurchase of up to one million of its common shares under its previously announced share repurchase authorization.

Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. The shares to be repurchased under the Company's 10b5-1 plan would be part of the share repurchase authorization approved by the Company's Board of Directors in January 2008 to repurchase up to five million of its common shares.

The 10b5-1 share purchase period will commence on Thursday, February 21, 2008. Purchases will be affected by a broker and will be based upon the guidelines and parameters of the 10b5-1 plan. The aggregate amount of shares purchased pursuant to the plan will not exceed one million shares. There is no guarantee as to the exact number of shares that will be repurchased under the share repurchase program, and the Company may discontinue purchases at any time. Repurchased shares would be returned to the status of authorized but unissued common shares.

About The J. M. Smucker Company

The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's(R), Jif(R), Crisco(R), Pillsbury(R), Eagle Brand(R), R.W. Knudsen Family(R), Hungry Jack(R), White Lily(R) and Martha White(R) in the United States, along with Robin Hood(R), Five Roses(R), Carnation(R) and Bick's(R) in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine's annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

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The J. M. Smucker Company Forward-Looking Language

The Company notes that forward-looking statements of future performance contained in this release are based upon current plans, expectations, events and financial and industry trends, which may cause the Company's future operating results and financial position to differ materially from those suggested here, including demand for and acceptance of the Company's products, competition, statements concerning the commencement of repurchases under the plan, the expected termination date of the plan, general economic conditions and other factors affecting share price and capital markets, generally. Such statements involve risks and uncertainties, which cannot be predicted or quantified. Historical results achieved are not necessarily indicative of future prospects of the Company.

Contacts:

The J. M. Smucker Company
(330) 682-3000

Investors:

Mark R. Belgya
Vice President, Chief Financial Officer and Treasurer

Sonal P. Robinson
Director, Corporate Finance and Investor Relations

Media:

Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license and Carnation is a trademark of Societe des Produits Nestle S.A., used under license.